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                                                                       EX-99.P-3



                          DOMINI SOCIAL INVESTMENTS LLC
                                 (THE "ADVISER")

                          DSIL INVESTMENT SERVICES LLC
                               (THE "DISTRIBUTOR")

                                 CODE OF ETHICS

                              REVISED MARCH 1, 2000

         This Code of Ethics is intended to (a) minimize conflicts of interest, and even the appearance of conflicts of interest, between the personnel of the Adviser and the Distributor and their respective clients in the securities markets and (b) effect compliance with applicable securities laws.

         Each of the Adviser and the Distributor depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the employees of the Adviser and the Distributor observe the highest standards of ethical behavior in the performance of their duties. This Code (as it may be amended or modified from time to time) is intended to inform all employees of the Adviser and the Distributor of certain standards of conduct which they are expected to observe.

         It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor which is common to all conflict of interest situations is the possibility that an employee's actions or decisions will be affected because of an actual or potential divergence between his or her personal interests and those of the Adviser or the Distributor, as applicable, or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Adviser or the Distributor, as applicable, or its clients and regardless of the motivation of the employee involved. In all cases, if a conflict situation arises between an employee and the Adviser or the Distributor, as applicable, or its clients, the interest of the Adviser or the Distributor, as applicable, or its client shall prevail.

         This Code also addresses the possibility that personnel may, by virtue of their positions with the Adviser or the Distributor, as applicable, be afforded opportunities to participate in certain investment opportunities that are not generally available to the investing public. Accepting such opportunities would tend to compromise the independent judgment personnel are expected to exercise for the benefit of clients and is therefore unacceptable.

         This Code is intended to help address these concerns in a systematic way. However, it is important that personnel go beyond the letter of this Code and remain sensitive to the need to avoid improper conflicts of interest, or even the appearance of such conflicts of interest, that are not expressly addressed by this Code.

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         This Code shall be administered by the Review Person and the Deputy
Review Person. Carole A. Laible is hereby named the "Review Person" and shall serve in such capacity until the Management Committee of the Adviser and the Distributor's Board of Managers designate a successor Review Person. Adam Kanzer is hereby named the "Deputy Review Person" and shall serve in such capacity until the Management Committee of the Adviser and the Distributor's Board of Managers designate a successor Deputy Review Person. The Deputy Review Person shall be responsible for administering the Code (including preclearance of trades and review of transaction reports) for the Review Person.

1.   SCOPE OF THIS CODE.

     (a) PERSONS COVERED. This Code applies to (i) each managing member, manager, officer or Advisory Person (as defined below) of the Adviser and (ii) each employee, managing member, manager or officer of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund (as defined below) for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities (each, an "Access Person"). All employees of the Adviser and the Distributor shall be considered Access Persons unless advised to the contrary by the Review Person.

          An "Advisory Person" is (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund or any other client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (ii) any natural person in a control relationship with the Adviser who obtains information concerning the recommendations made by the Adviser with regard to the purchase or sale of Covered Securities.

          A "Fund" is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") for which the Adviser provides investment advisory services or for which the Distributor provides distribution services, as applicable.

     (b) DEFINITION OF SECURITIES. As used in this Code, the term "securities" means all types of securities as defined in Section 2(a)(36) of the 1940 Act, and includes all types of debt, equity, and other securities, including, among other things, common and preferred stocks, bonds, mutual fund shares, money market instruments, debentures, notes, limited partnership interests, warrants, depositary receipts, options and other derivative securities. THIS CODE DOES NOT APPLY TO SAVINGS, CHECKING, NOW OR MONEY MARKET ACCOUNTS WITH BANKS, SAVINGS AND LOAN ASSOCIATIONS, CREDIT UNIONS OR SIMILAR INSTITUTIONS.

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          DEFINITION OF COVERED SECURITY. As used in this code "Covered
          Security" means any security except for (i) direct obligations of the Government of the United States, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by open-end investment companies registered under the 1940 Act. A direct obligation of the Government of the United States includes any security issued or guaranteed as to principal or interest by the Government of the United States or by any agency or instrumentality of the Government of the United States.

          A "Security Held or to be Acquired" by a Fund means (i) any Covered Security which, within the most recent 15 days (A) is or has been held by the Fund or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the preceding clause (i).

     (c) BENEFICIAL OWNERSHIP. For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder. Accordingly, a person shall have "beneficial ownership" of any security if he or she, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. A person has a pecuniary interest in a security if he or she has the opportunity, directly or indirectly, to profit or share in any profit from a transaction in the subject security. A person may have an indirect pecuniary interest in a security if, among other things:

              (i) the security is held by a member of that person's immediate family sharing the same household;

              (ii) the person is a general partner and the security is held by the general partnership or limited partnership;

              (iii)  the person's interest in such security is held by a trust;
                     or

              (iv) the person has a right to acquire such security through the exercise or conversion of any derivative security, whether or not presently exercisable.

     (d) TYPES OF TRANSACTIONS COVERED. This Code applies to all types of transactions in securities, including purchases, sales, exchanges, redemptions, short sales, donations, and gifts.

2.   PROHIBITED SECURITIES TRANSACTIONS.

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     (a)  UNLAWFUL ACTIONS. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such Access Person of a Security Held or to be Acquired by a Fund:

          (i)       employ any device, scheme or artifice to defraud the Fund;

          (ii) make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (iii) engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund; or

          (iv) engage in any manipulative practice with respect to the Fund.

     (b) RESTRICTED SECURITIES. At the start of every month, the Review Person will circulate a list of all issuers that during the month will be reviewed or evaluated by the Adviser or its affiliate, Kinder, Lydenberg, Domini & Co., Inc. ("KLD") for addition to, or removal from, the Domini Social Index or any other index established or maintained by the Adviser or KLD (each, an "Index"). The list will also include issuers for which the Adviser or KLD completed an review or evaluation for addition to or removal from an Index during the preceding month. The securities of each issuer on that list will be considered "Restricted Securities" until the circulation by the Adviser of a subsequent monthly list that does not include such issuer. An issuer shall remain on the list circulated for the next month following the month in which the Adviser or KLD completes its review or evaluation of the issuer for addition to or removal from an Index and publishes the results of such review or evaluation (including any decision to add the issuer to, or remove the issuer from, an Index).

     (c)  RESTRICTIONS. No Access Person shall:

          (i) effect any transaction in any security that is a Restricted Security at the time such transaction is effected; or

          (ii) purchase or otherwise acquire any security that reasonably appears to have been offered or made available to such an Access Person by virtue of his/her position with the Adviser or the Distributor, as applicable, and is not generally available to the investing public.

     (d) EXCEPTIONS. The restrictions set forth in Sections 2(c), 5(a)(iii) and 5(a)(iv) of this Code shall not apply to the following:

          (i) transactions in shares of any open-end investment companies that are registered under the 1940 Act;

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          (ii)      purchases made pursuant to an automatic dividend
                    reinvestment plan;

          (iii) receipts of stock dividends, stock splits, or similar distributions;

          (iv) transfers that are gifts or donations, provided that the donee represents in writing that he or she has no present intention of selling the securities;

          (v) transactions for the sole account and benefit of other persons to whom an Access Person has a fiduciary relationship apart from the Adviser or the Distributor, as applicable;

          (vi) transactions effected on behalf of an Access Person that are beyond his or her reasonable control;

          (vii) purchases made upon the exercise of rights distributed by an issuer on a pro rata basis to all holders of a class of its securities, and sales of any such rights so acquired;

          (viii) the receipt by an Access Person of securities as compensation for, or in connection with, his or her employment or the exercise by an Access Person of an option or warrant received by such Access Person as compensation for, or in connection with, his or her employment; and

          (ix) transactions that receive prior written approval of the Review Person, on the grounds that they are unlikely to have any adverse effect on the Adviser or the Distributor, as applicable, or their respective clients, involve no apparent impropriety, and appear to be consistent with applicable securities laws.

3.   MISUSE OF INSIDE INFORMATION.

     (a) DEFINITION OF INSIDE INFORMATION. For purposes of this Code, "Inside Information" means any information obtained by an employee of the Adviser or the Distributor in connection with his or her work on behalf of the Adviser or the Distributor that such employee knows, or in the exercise of reasonable care should know, is (i) not available to the investing public generally, and (ii) material to a decision to effect a transaction in a security.

     (b) BAN ON TRADING. No employee of the Adviser or the Distributor shall effect any transaction in, directly or indirectly, any security on the basis of any Inside Information. This restriction is NOT subject to the exceptions set forth in Sections 2(d), 4(b), or 5(b).

     (c) BAN ON RELEASE OR DISCLOSURE. No employee of the Adviser or the Distributor shall release or disclose Inside Information to any person outside of the Adviser or the Distributor except that:

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          (i)       employees may release to authorized representatives of a
                    client Inside Information to which that client is entitled;

          (ii) employees may release Inside Information to the Adviser's or the Distributor's lawyers, accountants, and consultants as appropriate in the conduct of the Adviser's or the Distributor's affairs;

          (iii) employees may release Inside Information to regulatory officials and other persons as required by law; and

          (iv) employees may release Inside Information in accordance with the policies established by the Adviser's Management Committee or the Distributor's Board of Managers, as applicable and the instructions of the Review Person.

4.   REPORTING.

     (a) REPORTING REQUIREMENTS. Each Access Person shall (unless excepted under Section 4(b)) report to the Review Person as set forth below:

          (i) Initial Holdings Reports. Not later than 10 days after the person becomes an Access Person, the following information:

                    (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                    (B) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                    (C) the date that the report is signed and submitted by the Access Person.

          (ii) Quarterly Transaction Reports. Not later than 10 days after the end of each calendar quarter, the following information:

                    (A) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                         - the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

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                         -    the nature of the transaction (i.e., purchase,
                              sale or any other type of acquisition or disposition);

                         - the price of the Covered Security at which the transaction was effected;

                         - the name of the broker, dealer or bank with or through which the transaction was effected; and

                         - the date that the report is signed and submitted by the Access Person.

                    (B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                         - the name of the broker, dealer or bank with whom the Access Person established the account;

                         -    the date that the account was established; and

                         - the date that the report is signed and submitted by the Access Person.

                    (C) In the event that no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

          (iii) Annual Holdings Reports. Not later than each January 31st, the following information (which information must be current as of the immediately preceding December 31st):

                    - the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                    - the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                    - the date on which the report is signed and submitted by the Access Person.

     (b) EXCEPTIONS TO REPORTING REQUIREMENTS. The following are the exceptions to the reporting requirements outlined in Section 4(a):

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          (i)       A person need not make any report under Section 4(a) with
                    respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct influence or control.

          (ii)      A person need not make a quarterly transaction report under
                    Section 4(a)(ii) if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Person with respect to the person in the time period required under Section 4(a)(ii) and if all of the information required under Section 4(a)(ii) is contained in the broker trade confirmations or account statements or in the records of the Adviser or the Distributor, as applicable.

     (c) CERTIFICATION. Each Access Person shall certify to the Review Person in writing that (i) he or she has read and understands this Code, (ii) he or she understands that he or she is subject to this Code, (iii) he or she has complied with the requirements of this Code, and (iv) he or she has disclosed or reported all securities transactions required to be disclosed or reported under this Code, such certification to be given at the following times: (A) in the case of persons that are Access Persons at the date hereof, within 30 days after the adoption of this Code; (B) in the case of persons that become Access Persons after the date hereof, no later than 10 days after such person becomes an Access Person; and (C) in all cases, once every calendar year on or before January 31st.

5.   PRECLEARANCE OF CERTAIN SECURITIES TRANSACTIONS.

     (a)  PRECLEARANCE REQUIREMENTS. No Access Person shall:

          (i) acquire, directly or indirectly, beneficial ownership in any securities (including Restricted Securities) in an initial public offering;

          (ii) acquire, directly or indirectly, beneficial ownership in any securities (including Restricted Securities) in a private placement transaction;

          (iii) effect any transaction (other than those transactions described in clauses (i) and (ii) above) in any security; or


          (iv) profit from the purchase and sale, or the sale and purchase, of the same or equivalent securities within 60 calendar days;

          unless, in each case, the transaction has been approved by the Review Person not more than 72 hours prior to initiation of the transaction (and such approval has not been rescinded).

     (b) EXCEPTIONS TO PRECLEARANCE REQUIREMENTS. Sections 5(a)(iii) and 5(a)(iv) shall not apply to the following:

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          (i)       any transaction that is exempt under Section 2(d), including transactions in shares of any open-end investment companies that are registered under the 1940 Act;

          (ii) any transactions in securities listed on a national securities exchange of a company having a total market capitalization (at the time of the transaction or, if such information is not available, according to the company's most recent published annual or quarterly financial statements) of not less than $5 billion; or

          (iii) total purchases and sales of up to $25,000 of securities listed on a national securities exchange within any rolling six month period.

6.   ADDITIONAL RESTRICTIONS ON ACCESS PERSONS.

     (a) GIFTS. No Access Person shall accept any gift or gratuity from any person or business entity that does business with the Adviser or the Distributor, provided this restriction does not apply to:

          (i) any gifts or gratuities received in any 90 day period from any one person or business entity, or several related persons or business entities, having an aggregate fair market value of not more than $150;

          (ii) travel, lodging, entertainment, food, and beverages provided in connection with a business or professional meeting or function; and

          (iii) goods and services, such as investment research reports and newsletters, that are used in the conduct of the business of the Adviser or the Distributor, as applicable.

     (b) SERVICE AS A DIRECTOR OF A PUBLICLY TRADED COMPANY. No Access Person shall serve as a director of a company that files or is required to file with the Securities and Exchange Commission periodic reports under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (such as 10-Ks, IO-Qs, and 8-Ks) without the prior approval of the Review Person.

7.   REVIEW BY THE REVIEW PERSON.

     (a) REVIEW OF REPORTS. The Review Person shall review all of the reports delivered under Section 4 to determine whether a violation of this Code of Ethics may have occurred. Before making a determination that a violation has been committed by an Access Person, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

     (b) FACTORS TO BE CONSIDERED. In reviewing proposed transactions and other matters submitted for preclearance or approval under this Code, the Review Person shall consider whether such transactions or matters involve or are

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          likely to involve: (i) violations of this Code or applicable securities laws; (ii) improper use of Inside Information; or (iii) an investment opportunity that should be reserved for the Adviser or the Distributor, as applicable, or its clients.

     (c) APPROVAL SUBJECT TO CONDITIONS. The Review Person may grant approval of proposed transactions and other matters submitted for preclearance or approval under this Code subject to such conditions as the Review Person may impose to protect the interests of the Adviser and the Distributor and their respective clients, including, among other things, requiring that an Access Person who is authorized to acquire securities in a private placement disclose that investment when he or she plays a part in a review or analysis of the issuer of the securities.

     (d) DEPUTY REVIEW PERSON MAY ACT WHEN REVIEW PERSON IS UNAVAILABLE. In the event the Review Person is unavailable to review any report or proposed transaction or other matter under this Code and it is unlikely that the Review Person will become available in sufficient time to review the report in a timely manner or for the transaction or other matter to proceed without material hardship, the Deputy Review Person may review such report or perform all functions of the Review Person under the Code with respect to such transaction or other matter. Nonetheless, the Deputy Review Person may defer review of any report or transaction or other matter until the Review Person is available to conduct such review.

8. SANCTIONS. Any violations of this Code will be reported to and subject to review by the Management Committee of the Adviser or the President of the Distributor, as applicable.

     (a) If the Management Committee or the President, as applicable, determines that a violation of this Code has occurred, the Management Committee or the President, as applicable, may impose such sanctions as is deemed appropriate, including, among other things:

          (i)       a letter of censure,

          (ii) forfeiture of any profit made or loss avoided from a transaction in violation of this Code, or

          (iii)     suspension or termination of employment.

     (b) Any Access Person subject to any sanctions imposed by the Management Committee or the President under this Code shall be entitled, upon request made within 60 days of the imposition of such sanctions, to a complete review of the matter by the Board of Managers of the Adviser or the Board of Managers of the Distributor, as applicable. Pending such a review the Management Committee of the Adviser or the President of the Distributor, as applicable, may impose such interim sanctions as is deemed appropriate to

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          protect the interests of the Adviser or the Distributor, as applicable, until final resolution of the matter.

     (c)  Any violations resulting in sanctions will be reported to:

          (i) the Board of Managers of the Adviser or the Board of Managers of the Distributor, as applicable, and

          (ii) (other than with respect to interim sanctions pending the applicable Board of Managers review of a matter) the board of directors or trustees of each Fund.

9.   MISCELLANEOUS.

     (a) ACCESS AND ADVISORY PERSONS. The Review Person will identify all Access and Advisory Persons who are under a duty to make reports under this Code and will inform such persons of such duty. Any failure by the Review Person to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

     (b) RECORDS. Each of the Adviser and the Distributor shall maintain records in the manner and to the extent set forth below, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

          (i) a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

          (ii) a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          (iii) a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

          (iv) a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place; and

          (v) record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities under Section 5(a) shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval is granted.

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     (c)  CONFIDENTIALITY. All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.